Exhibit 23.3

WILLIAMSON PETROLEUM CONSULTANTS, INC.

550 WEST TEXAS AVENUE, SUITE 300

MIDLAND, TEXAS 79701-4246

PHONE: 432-685-6100

FAX: 432-685-3909

E-MAIL: WPC@WPC-INC.COM

CONSENT OF INDEPENDENT ENGINEERS.

As oil and gas consultants, Williamson Petroleum Consultants, Inc. hereby consents to the inclusion of information from our report for RAM Energy Resources, Inc. effective December 31, 2008 entitled, “Evaluation of Oil and Gas Reserves to the Interests of RAM Energy Resources, Inc. in Certain Properties Effective December 31, 2008 Proved Properties for Disclosure to the Securities and Exchange Commission and Probable Properties Utilizing Nonescalated Economics Williamson Project 7.9246” dated January 28, 2008 and data extracted therefrom (and all references to our Firm) included in or made a part of this Form 10-K Annual Report of RAM Energy Resources, Inc.

/s/ WILLIAMSON PETROLEUM CONSULTANTS, INC.

WILLIAMSON PETROLEUM CONSULTANTS, INC.

Midland, Texas

March 12, 2009